United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Commission File Number: 000-28767


                          TRILUCENT TECHNOLOGIES CORP.

Nevada                                                                88-0403070
(Jurisdiction  of  Incorporation)        (I.R.S.  Employer  Identification  No.)

825  S.  St.  Mary's,  San  Antonio,  Texas                                78205
(Address  of  principal  executive  offices)                         (Zip  Code)

Registrant's  telephone  number,  including  area  code:         (210)  444-2795



                  Independent Contractor Consulting Agreements
                              (Full Title of Plan)

                                 William Stocker
                                 Attorney at Law

                        34190 Sepulveda Avenue, Suite 200
                            Capistrano Beach CA 92624
                    phone (949) 487-7295  fax (949) 487-7285
                               (Agent for Service)

                             Dated: October 30, 2001

                       CALCULATION OF REGISTRATION FEE (1)


--------------------------------------------------------------------------------
Title of    |   Amount to     |  Proposed       | Proposed       | Amount of   |
Securities  |   be Registered |  Maximum        | Maximum        | Registration|
To be       |                 |  Offering Price | Aggregate      | Fee         |
Registered  |                 |  Per Unit       | Offering Price |             |
--------------------------------------------------------------------------------
Common Stock|    1,000,000    |  $0.01          |   $10,000,000  |  $2.50      |
$0.001      |  shares         |  per share      |                |             |
Par Value   |                 |                 |                |             |
--------------------------------------------------------------------------------

1  The  securities  of  the  Issuer  presently  listed  for trading on the OTCBB
(Over-The-Counter Bulletin Board) The price is determined accordingly at the mutually acceptable price of $0.01 per share due to an illiquid market.

                                     PART I

                                 Not applicable

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE. The following documents are incorporated by reference as though fully set forth herein, and all documents subsequently filed by this Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and a part hereof from the date of filing of such documents:

     (a) The Registrant's Form 10-SB containing Audited Financial Statements for the Registrant's last fiscal year;

     (b) All other Reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act, since the end of the fiscal year covered by the Registrant's last Annual Report; and

     (c) The Issuer's Common Equity Voting Stock ("Common Stock") Registered under Section 12(g) of the 1934 Act, as described in Form 10-SB. Each share is entitled to one vote; all shares of the class share equally in dividends and liquidation rights. Pursuant to the laws of Nevada a majority of all shareholders entitled to vote at a shareholders meeting regularly called upon notice may take action as a majority and give notice to all shareholders of such action. No market presently exists for the securities of this Issuer.


ITEM  4.  DESCRIPTION  OF  SECURITIES.  Not  Applicable.  See  Item  3(c).


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.  None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS. There is no provision in the Articles of Incorporation or the By-Laws, nor any Resolution of the Board of Directors, providing for indemnification of Officers or Directors. We are aware of certain provision of the Nevada Corporate Law which affects indemnity of Officers or Directors.

      NRS 78.7502 provides for mandatory indemnification of officers, directors, employees and agents, substantially as follows: the corporation shall indemnify a director, officer, employee or agent of a corporation; to the extent that he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise; if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, in which he or she had no reasonable cause to believe his or her conduct was unlawful.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable. No restricted securities are re-offered or resold pursuant to this Registration Statement.

ITEM  8.  EXHIBITS.

     Exhibit 1 hereto is an Opinion of Counsel respecting the legality of the issuance of the securities covered by this Registration Statement. Counsel also treats the following facts: the Financial Services Agreement is not a qualified plan of any kind or sort. Receipt of the Securities covered by this Registration Statement will be treated as the equivalent of cash received for services as ordinary income. The Securities are issued in compensation for services at the rate of $0.01 per share for $10,000.00 of services performed.

     Exhibit 2 Independent Contractor Consulting Agreement. The service providers performed services pursuant to that Agreement.

                     Service Provider     Amount $        Shares
                     --------------------------------------------
                     John L. Gray         10,000        1,000,000
                     Totals               10,000        1,000,000

ITEM  9.  UNDERTAKINGS.  Not  Applicable.

                                   SIGNATURES

          The Registrant, pursuant to the requirements of the Securities Act of 1933, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 30, 2001.


                          TRILUCENT TECHNOLOGIES CORP.


/s/Jerry  D.  Witte            /s/Mark  Zouvas            /s/Donald  Russell
   Jerry  D.  Witte               Mark  Zouvas               Donald  Russell
   president                      cfo                        secretary

--------------------------------------------------------------------------------
                                    EXHIBIT 1

                               OPINION OF COUNSEL
--------------------------------------------------------------------------------

                                 LAW OFFICES OF
                                 William Stocker
phone (949) 487-7295     34190 Sepulveda Avenue Suite 200     fax (949) 487-7285
                            Capistrano Beach CA 92624

                                September 7, 2001
To  the  President  and  the
Board  of  Directors
TriLucent  Technologies  Corp.          re:  Opinion  of  Special  Counsel
825  S.  St.  Mary's
San  Antonio,  Texas  78205

Dear  Sirs  and/or  Madams:

     You have requested my Opinion in connection with the filing of a 1933 Act Registration on Form S-8 to compensate consultants in the amount of $10,000.00 in the form of 1,000,000 shares of common stock to be registered thereby.

     I am familiar with the history and current capitalization of the Issuer, its reporting status, and good standing with its place of incorporation. The Issuer's Common Stock is Registered pursuant to Section 12(g) of the Securities Exchange Act of 1934. This opinion is based on the facts stated.

     These services were duly invoiced pursuant to an agreed time-fee agreement, and none of the services billed or performed were direct or indirect commissions or compensation for raising funds for the Issuer, or for maintaining any market in securities of the Issuer.

     It is my opinion that the securities proposed to be issued may be validly and properly issued and that such an issuance would be lawful in all respects. The Financial Services Agreement is not a qualified plan of any kind or sort and is not qualified for any special tax treatment under State or Federal Law. If and when issued, the securities would be and must be treated as the equivalent of cash paid and received back as the purchase of securities. The Securities would be issued in compensation for services.

     It is accordingly my opinion that the issuance requested is entitled to registration on Form S-8. I understand and consent to the use of this Opinion in connection with your proposed filing of a 1933 Registration Statement on Form S-8.

                                Very Truly Yours,

                               /s/William Stocker
                                 William Stocker
WS:zbe                   special  securities  counsel

--------------------------------------------------------------------------------
                                EXHIBIT EXHIBIT 2

                             INDEPENDENT CONTRACTOR
                              CONSULTING AGREEMENT
--------------------------------------------------------------------------------

                   INDEPENDENT CONTRACTOR CONSULTING AGREEMENT

THIS AGREEMENT made and entered into this Friday, September 7, 2001, by and between TriLucent Technologies Corp. (TRLT-OTC/BB) (Client), with its principal place of business at 825 S. St. Mary's, San Antonio, Texas, 78205, and John
L. Gray.  ("Consultant").

                                    RECITALS

WHEREAS, Client is engaged in the ownership and management of TriLucent Technologies Corp. (TRLT) OTCBB.

WHEREAS, Consultant is in the business of providing general business consulting, including strategic business planning, operations, mergers and acquisitions, and related transactions.

WHEREAS, in the operation of Client's business, Client is in need of the services which Consultant provides and wishes to enter into a business arrangement with Consultant to provide such services.

IN CONSIDERATION of the promises and mutual covenants hereby contained, it is hereby agreed as follows and will confirm the arrangements, terms and conditions pursuant to which the Consultant has been retained to serve as a consultant and advisor to Client on a nonexclusive basis. The undersigned hereby agrees to the following terms and conditions:

TERMS  OF  CONTRACT

This Agreement will become effective on September 1, 2001 and will continue in effect for a period of twelve (12) months unless earlier terminated pursuant to
Section  5  of  this  Agreement.

SERVICES  TO  BE  PERFORMED  BY  INDEPENDENT  CONTRACTOR/CONSULTANT

Contractor shall, at the request of the Company, upon reasonable notice, render the following services to the Company from time to time.

Duties of Consultant. Consultant agrees to provide strategic planning to Client. The Consultant will provide such consulting services and advice pertaining to the Company's business affairs as the Company may from time to time reasonably request. Without limiting the generality of the foregoing, Consultant will assist the Company in developing, studying and evaluating, merger and acquisitions proposals, prepare reports, assist in negotiations and discussion pertaining thereof in North America. Consultant will join the Client's Board of Directors as Chairman of said Board. The Consultant will be entitled to additional compensation under such terms as maybe agreed to by the parties.

Independent Contractor Status. It is the express intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venture or partner of Client. Client shall have no right to and shall not control the manner or prescribe the method by which Consultant performs the above-described services. Consultant shall be entirely and solely responsible for its own actions and the sanctions of its agents, employees or partners while engaged in the performance of services required by the Agreement. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and Consultant or any employee, agent or Consultant. Both parties acknowledge that Consultant is not an employee for state or federal income tax purposes and Consultant specifically agrees that it shall be exclusively liable for the payment of all income taxes, or the state or federal charges that are due as a result of receipt of any consideration for the performance of services required by this Agreement. Consultant agrees that any such consideration is not subject to withholding by the Client for payment of any taxes and also directs Client not to withhold any sums for the consideration paid to Consultant for the services provided hereunder. Consultant shall retain the right to perform services for others during the term of this Agreement. Nothing herein shall constitute Consultant as an employee or agent of the Company, except to such extent as might hereinafter be agreed, Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

Use of Employees of Contractor. Consultant may, at its own expense, use any employee or subcontractors in the performance of those services.

Expenses. Consultant shall be reimbursed for all costs and expenses incident to the performance of services required by this Agreement, including but not limited to, the cost of materials used by Consultant, travel, telephone, fax, meals and supplies required specifically for the Company.
Consultant shall make available such time, as it, in its sole discretion, shall deem appropriate for the performance of its obligations under this Agreement.

COMPENSATION

Client shall reimburse Consultant at net cost, for out-of-pocket expenses incurred by Consultant in furtherance of this Agreement for travel and related expenses, contact entertainment, postage, delivery services (e.g. Federal Express), printing, telex and other third party expenses PROVIDED THAT any such expenses in excess of $500 have been pre-approved by the Client.

Client and Consultant agree that Consultant shall receive 1,000,000 shares of Client's public common stock in the capital of the Company. Such securities are to be delivered to Consultant immediately after the filing of the appropriate SEC filings.

OBLIGATIONS  OF  CLIENT

Client shall company with all reasonable requirement of Consultant and provided access to all documents reasonably necessary for the performance of Consultant's duties under this Agreement. Except in the course of the performance of its duties hereunder, Consultant agrees that it shall not disclose any trade secrets, know-how, or other proprietary information not in the public domain learned as a result of this Agreement unless and until such information becomes generally known.

TERMINATION  OF  AGREEMENT

Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty days written notice to the other party. Upon Consultant receiving 30 days written notification of termination of this Agreement by Client, they are to receive full payment for services, expenses and the monthly fee as stated in item 3.2 of this Agreement. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force for a period of twelve (12) months. This Agreement will terminate automatically on the occurrence of the following event: bankruptcy or insolvency of either party; and non-payment of performance as stated in this Agreement by Client.



GENERAL  PROVISIONS

Each operate agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions and intent of this Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and my be amended only by a written instrument signed by the parties affected thereby, or their respective successors or assigns. This Agreement cancels and supersedes all prior agreements, if any, oral or written, between Client and Consultant.

Severability. If any provision of this Agreement shall be held invalid such invalidity shall not affect the other provision hereof, and to this extent the provisions of this Agreement are intended to be and shall be deemed severable.

Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original by tall of which together shall constitute on and the same instrument.

Notices. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid and return receipt requested, to the address of the parties set forth in the first paragraph of this Agreement or at such address as may have been provided in like manner in writing to both of the parties to this Agreement. Any notice that is sent by mail under this Agreement shall be considered received on the date on which it is actually delivered to the premises of the party of whom it is properly addressed, such date to be conclusively evidenced by the date of the return receipt.

Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of the State of Texas.

Assignment. No party to this Agreement may assign this Agreement or its right or obligations hereunder without the written consent of the other.

Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Acknowledgment Concerning Counsel. Each party acknowledges that it had the opportunity to employ separate and independent counsel of its own choosing in connection with this Agreement.

Arbitration. Any controversy, claim, misunderstanding, course of action, matter in question, breach, disagreement, dispute, or other related matter arising out of, or relating to this Agreement, or the relationship between the parties, shall be decided b y mandatory binding arbitration before the American Arbitration Association, State of Florida, or as designated by the Consultant. In such arbitration, the parties shall be entitled to the full discovery rights accorded to litigants under the Laws of the State of Nevada. The prevailing party shall be entitled to recover all costs and expenses incurred, including its reasonable attorney's fees, related costs, and any advanced arbitration expenses.



Indemnification. Consultant will indemnify and hold harmless Client and its officers, directors, agents and employees against any expenses, which may be incurred by Client as a result of statements made by Consultant, which are inaccurate or misleading or the failure by Consultant to state facts, which are necessary to be stated in order to make statements made not misleading.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Mark  Zouvas
CEO
TriLucent  Technologies  Corp.

/s/Mark  Zouvas
   Mark  Zouvas


ACCEPTED  BY


/s/John L. Gray
   John L. Gray